EXHIBIT 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: March 29, 2012

Information Analysis Inc. Reports Profitable Results for 2011

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the year ended December 31, 2011. Revenues were $7,821,000, compared to revenues of $6,860,000 for the same period in 2010. The information technology services company reported net income of $154,000, or $0.01 per share basic and diluted, compared to net income of $146,000, or $0.01 per share basic and diluted, reported for the comparable 2010 period.

“The Company reported increased revenue for 2011 in comparison to 2010. We continue to add initiatives in new areas, such as cyber security, specialized staffing and more generalized user applications using Adobe products for our solutions sets in order to increase our business base,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “Our strong financial position will allow us to invest in new business areas for the future.”

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2011 and in other filings with the Securities and Exchange Commission.

Information Analysis Reports Profitable Results for 2011
March 29, 2012

Information Analysis Incorporated
Statements of Operations

	Year ended December 31,
(in thousands, except per share data; audited)	2011	2010

Revenue:
Professional fees	$4,701	$4,856
Software sales	3,120	2,004
Total revenue	7,821	6,860
Cost of goods sold and services provided:
Cost of professional fees	2,714	2,763
Cost of software sales	2,665	1,711
Total cost of sales	5,379	4,474
Gross margin	2,442	2,386
Selling, general and administrative expense	2,293	2,249
Income from operations	149	137
Other income, net	8	9
Income before income taxes	157	146
Provision for income taxes	3	--
Net income	$154	$146
Earnings per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01
Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,224,410	11,211,024

Information Analysis Reports Profitable Results for 2011
March 29, 2012

Information Analysis Incorporated
Balance Sheets

	As of	As of
	December 31,2011	December 31, 2010
(in thousands)	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,281	$1,968
Accounts receivable, net	2,890	772
Prepaid expenses	787	571
Note receivable	7	6
Total current assets	4,965	3,317
Fixed assets, net	41	36
Note receivable	4	11
Other assets	6	6
Total assets	$5,016	$3,370
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$998	$76
Deferred revenues	940	653
Commissions payable	679	447
Accrued payroll and related liabilities	248	245
Other accrued liabilities	107	69
Taxes Payable	3	-
Total current liabilities	2,975	1,490
Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,574	14,568
Accumulated deficit	(11,732)	(11,886)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	2,040	1,880
Total liabilities and stockholders' equity	$5,015	$3,370